Exhibit 99.1

ThermoEnergy Appoints ARC Associates

To Take the Lead in London Financing

LITTLE ROCK, Arkansas - September 13, 2006 - ( Business Wire ) - ThermoEnergy Corporation (“ThermoEnergy”, OTCBB - TMEN) today entered into an engagement letter with ARC Associates, www.arcassociates.com (“ARC”), a London based investment banking firm. The agreement anticipates that ARC will assist ThermoEnergy in raising funds in the UK and Europe over the next twenty-four (24) months to enable ThermoEnergy to build additional Ammonia Recovery (“ARP”) wastewater projects for municipal and commercial clients, and for the possible strategic acquisition of another company. “As previously reported, acquisitions and/or mergers have always been a central part of ThermoEnergy’s long-term strategic growth plan,” said Dennis C. Cossey, CEO of ThermoEnergy Corporation.  “Although we do not have a final agreement, should an acquisition be completed it would have the potential to change the entire business landscape for the Company”, said Cossey.

Management expects the financing arrangements to assume a variety of forms including debt, equity and/or convertible debt instruments.  According to Andrew Melton, CFO of ThermoEnergy, “if our initial introduction into the London market is successful, our understanding with ARC anticipates a potential offering on AIM (the Alternative Investment Market of the London Stock Exchange), resulting in the Company’s stock being publicly traded in both the US and the UK”.

Founded in 1988, ThermoEnergy is a diversified technologies company engaged in the worldwide commercialization of patented and/or proprietary municipal and industrial wastewater treatment and power generation technologies.  The Company currently has offices in Little Rock, AR, Hudson, MA, and New York, NY. Additional information on the Company and its technologies can be found on its website at www.thermoenergy.com.

Contact:	Andrew T. Melton, CFO
KEY WORDS:	(501) 376-6477 Tel (501) 375-5249 Fax Arkansas, London, New York,